EXHIBIT INDEX

EXHIBIT A:
  Attachment to item 77B:
  Accountant's report on internal control.

EXHIBIT B:
  Attachment to item 77C:
  Submission of matters to a vote of security holders.

EXHIBIT C:
  Attachment to item 77O:
  Transactions effected pursuant to Rule 10f-3
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EXHIBIT A:
REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Trustees and Shareholders of BlackRock Funds:

In planning and performing our audit of the financial statements of BlackRock Funds (the "Fund") for the year ended September 30, 2001, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Fund is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the
expected benefits and related costs of controls.   Generally,
controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with accounting principles generally accepted in the United States of America. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in internal control, errors or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that controls may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more internal control components does not reduce to a relatively low level the risk that misstatements caused by errors or fraud in amounts that would be material in relation to the financial statements and financial highlights being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including control over safeguarding securities, that we consider to be material weaknesses as defined above as of September 30, 2001.

This report is intended solely for the information and use of the Board of Trustees, management and the Securities and Exchange
Commission and is not intended to be and should not be used by anyone other than these specified parties.

PricewaterhouseCoopers LLP
November 19, 2001





EXHIBIT B:
A Special Meeting of Shareholders of BlackRock Funds was  held on
April 4, 2001. The only matter voted upon at the meeting was the election of all seven Trustees of the Fund. All seven were elected.





EXHIBIT C:
FORM 10f-3

BLACKROCK FUNDS
(the "Trust")

Record of Securities Purchased
Under the Trust's Rule 10f-3 Procedures

1.	Name of Purchasing Portfolio:
PA Municipal Money Market Portfolio

2.	Issuer:
City of Philadelphia, PA (General Obligation
TRANS, rate-4%, due 6/28/02)

3.	Date of Purchase:  7/10/01

4.	Underwriter from whom purchased:  Salomon Smith Barney

5.	Name of Affiliated Underwriter (as defined in the Trust's
procedures) managing or participating in syndicate
(attach list of all members of syndicate):

PNC Capital Markets

6.	Aggregate principal amount of purchase (out of total
offering):   $15 million (total offering:  $270 million)

7.	Aggregate principal amount of purchase by funds advised
by BlackRock (out of total offering):  $15 million

8.	Purchase price (net of fees and expenses):  101.265

9.	Date offering commenced:  7/10/01

10.	Offering price at end of first day on which any sales
were made:  101.265

11.	Have the following conditions been satisfied:  Yes OR No

a.	The securities are part of an issue
registered under the Securities Act of 1933, as amended, which is being offered to the public, or are Eligible Municipal
Securities, or are securities sold in an Eligible Foreign Offering
or are securities sold in an Eligible Rule 144A Offering.       YES

b.	The securities were purchased prior to the
end of the first day on which any sales
were made, at a price that was not more
than the price paid by each other
purchaser of securities in that offering or in any concurrent offering of the securities (except, in the case of an Eligible Foreign Offering, for any rights to purchase required by laws to be granted to existing security holders of the Issuer) or, if a rights offering, the securities were purchased on or before the fourth day preceding the day on which the rights offering terminated. YES


c.  The underwriting was a firm commitment underwriting.  YES

d.  The commission, spread or profit was reasonable and fair in relation to that
being received by others for underwriting
similar securities during the same period.    YES

e.	In respect of any securities other than
Eligible Municipal Securities, the issuer of such securities has been in continuous operation for not less than three years
(including the operations of predecessors).  YES


Approved: (s) Robert Morgan
Date: 7/10/01